Exhibit 99.2

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Thursday, January 20, 2005

(432) 620-0300

KEY ENERGY APPOINTS BILL AUSTIN CHIEF FINANCIAL OFFICER

MIDLAND, TX, January 20, 2005 – Key Energy Services, Inc. (NYSE: KEG) today announced that it has named William M. (“Bill”) Austin as Chief Financial Officer.  Mr. Austin succeeds Royce W. Mitchell and will be based in Houston.

Mr. Austin has served as an advisor to the Company for the past six months.  Prior to joining the Company, Mr. Austin served as Chief Restructuring Officer of Northwestern Corporation from 2003 to 2004.  Mr. Austin has also served as Chief Executive Officer, U.S. Operations, of Cable & Wireless/Exodus Communications from 2001 to 2002 and as Chief Financial Officer of BMC Software from 1997 to 2001.  Prior to that, Mr. Austin spent nearly six years at McDonnell Douglas Aerospace, serving most recently as Vice President and Chief Financial Officer, and eighteen years at Bankers Trust Company.

Dick Alario, the Company’s Chairman and CEO, stated, “Bill Austin is a seasoned executive who brings significant experience to the Key team.  Bill has been working with the Company for several months and is fully up to speed on its operations and finances. I have great confidence in Bill’s ability to assist the Company in completing the restatement process and to help lead Key in its next phase of growth.”

Mr. Alario continued, “Royce Mitchell and the Company have mutually agreed that now is the proper time for him to leave Key and pursue other career interests.  Royce will continue to assist the Company in completing the restatement process.  I thank Royce for his service to Key Energy Services and wish him well in his future endeavors.”

Key Energy Services, Inc. is the world’s largest rig-based well service company. The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Egypt.

Certain statements contained in this news release constitute “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the consent solicitation. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain

6 Desta Drive, Midland, TX 79705

assumptions made by management. Whenever possible, the Company has identified these “forward- looking statements” by words such as “expects”, “believes”, “anticipates” and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.